Exhibit 4.1

EXECUTION VERSION

THE SECURITIES REPRESENTED BY THIS INSTRUMENT OR CERTIFICATE AND, IF APPLICABLE, ANY SECURITIES ISSUABLE UPON ITS CONVERSION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT OR SUCH LAWS AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS. THIS SECURITY IS ALSO SUBJECT TO THE TRANSFER RESTRICTIONS CONTAINED IN THE SECURITIES PURCHASE AGREEMENT, DATED AS OF MAY 22, 2012, AMONG THE COMPANY AND THE PURCHASERS NAMED THEREIN

THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT UNDER SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. YOU MAY CONTACT THE CHIEF FINANCIAL OFFICER OF DIAMOND FOODS, INC. AT 600 MONTGOMERY STREET, 13TH FLOOR, SAN FRANCISCO, CALIFORNIA 94111, FACSIMILE NUMBER: (209) 933-6861, WHO WILL PROVIDE YOU WITH ANY REQUIRED INFORMATION REGARDING THE ORIGINAL ISSUE DISCOUNT.

DIAMOND FOODS, INC.

SENIOR NOTE

$150,000,000	May 29, 2012

FOR VALUE RECEIVED, the undersigned, Diamond Foods, Inc., a Delaware corporation (the “Company”), hereby promises to pay to OCM PF/FF Adamantine Holdings Ltd., (including any successors or assigns the “Holder”), a sum equal to the aggregate principal amount of One Hundred Fifty Million Dollars ($150,000,000), or, the aggregate unpaid and outstanding principal amount of this Note, plus any accrued unpaid interest on May 29, 2020 (the “Maturity Date”).

This Note (this “Note”) is issued pursuant to the terms of the Securities Purchase Agreement, dated May 22, 2012, by and among the Company and the purchasers named in Exhibit A attached thereto (the “Purchase Agreement”) and is entitled to the benefits thereof. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Purchase Agreement.

This Note is a general unsecured obligation of the Company and is guaranteed as provided in the Purchase Agreement.

The Holder may endorse the attached schedule to reflect the date and amount of each increase and decrease of the principal amount of this Note; provided that the failure of the Holder to make any such recordation (or any error in such recordation) shall not affect the obligations of Company hereunder.

(1) Definitions. As used herein, the following terms have the respective meanings set forth below:

“Applicable Premium” means, with respect to the outstanding principal amount of this Note on any prepayment date, the greater of:

a. 1.0% of the outstanding principal amount of the Note; or

b. the excess of: (a) the present value at such prepayment date of (i) the prepayment price of the Note at the third anniversary of the Redemption and Exchange Date, (such redemption price being set forth in the table appearing in Section 5(b) hereof) plus (ii) all required interest payments due on the Note through such date, (excluding accrued but unpaid interest to the prepayment date), computed using a discount rate equal to the Treasury Rate as of such prepayment date plus 50 basis points; over (b) the outstanding principal amount of the Note.

“AHYDO Amount” means, as of any Interest Payment Date on or after the fifth anniversary of the issuance of this Note, the portion of the then-outstanding principal amount of this Note equal to the smallest amount, the timely payment of which hereunder on such Interest Payment Date shall cause this Note not to be an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision of similar import).

(2) Interest. The Company promises to pay or cause to be paid interest on the principal amount of this Note at 12.0% per annum from May 29, 2012 until the Maturity Date; provided, however, that if the condition set forth in Section 3.5 of the Purchase Agreement shall have occurred, then during the Penalty Period such 12.0% interest per annum shall be reduced to 10.0% interest per annum. The Company will pay interest, if any, quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”), commencing on September 1, 2012. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(3) Method of Payment. With respect to each Interest Payment Date occurring prior to and including June 1, 2014, the Company may elect, at its sole option, to pay interest on this Note in cash or in kind (such payment in kind, the “PIK Interest”). If the Company elects to make any such payment in kind, all accrued interest due on the relevant Interest Payment Date shall be added to the principal amount outstanding hereunder. With respect to each Interest Payment Date occurring after June 1, 2014, the Company shall pay interest on this Note in cash. Interest paid in cash shall be in lawful money of the United States of America at the principal office of the Holder or at such other place as the Holder may from time to time designate in writing to the Company.

(4) Special Redemption and Exchange.

a. [RESERVED]

b. If the Special Redemption and Exchange occurs, the Company may not prepay any amounts under this Note at any time during the period beginning on the Redemption and Exchange Date and ending on the third anniversary of the Redemption and Exchange Date; provided, that during such period, on one or more occasions, the Company may prepay all or a part of the principal and interest under this Note, at a price equal to 100% of the principal amount of the Note prepaid, plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the applicable date of prepayment, subject to the rights of the Holder on the relevant record date to receive interest due on the relevant Interest Payment Date.

(5) Prepayment. Except as otherwise provided herein, the principal and interest under this Note may not be prepaid prior to the Maturity Date without the consent of the Holder.

a. Subject to Section 4(b), at any time prior to May 29, 2013, the Company may prepay all (but not part) of the principal amount outstanding under this Note at a price equal to 101% of such outstanding principal amount plus accrued and unpaid interest to the date of prepayment; provided, that the Company must also concurrently prepay in full the amounts outstanding under all of the other Notes issued under the Purchase Agreement, plus all accrued and unpaid interest thereon.

b. Subject to Section 4(b), on or after May 29, 2013, the Company may on any one or more occasions prepay all or a part of the principal amount outstanding under this Note, at the prepayment prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the principal amounts prepaid, to the applicable date of prepayment, if redeemed during the twelve-month period beginning on May 29 of the years indicated below, subject to the rights of the Holder to receive interest on the relevant Interest Payment Date:

Year	Percentage
2013	112.0%
2014	112.0%
2015	112.0%
2016	106.0%
2017	103.0%
2018 and thereafter	100.0%

Unless the Company defaults in the payment of the prepayment price, interest will cease to accrue on the Note or portions thereof prepaid on the applicable prepayment date.

c. During the Penalty Period, as set forth in Section 3.5 of the Purchase Agreement, the Company may prepay all (but not part) of the principal amount outstanding under this Note at a price equal to 100% of such outstanding principal amount plus all accrued and unpaid interest to the date of prepayment; provided, that the Company must also concurrently prepare in full the principal amounts outstanding under all of the other Notes issued under the Purchase Agreement, plus all accrued and unpaid interest thereon.

(6) Offers to Purchase the Note. Upon the occurrence of a Change of Control or Asset Sale, the Company shall comply with the requirements set forth in Sections 6.29 and 6.30 of the Purchase Agreement, respectively.

(7) Defaults and Remedies. This Note will be subject to the Events of Default specified in Section 8.1 of the Purchase Agreement, which include: (i) default in the payment when due of the principal of, interest on, or other premium on, if any, the Note; (ii) default in the performance of the covenants specified in Section 8.1(b) of the Purchase Agreement; (iii) default in the performance of any additional covenants or agreements contained in the Purchase Agreement, the Notes or the Warrants, if such default continues uncured for 30 days; (iv) breach of any representation, warranty, certification, statement of fact made or deemed to be made by or on behalf of the Company or any Guarantor or in the Purchase Agreement, the Notes or the Warrant, or in any document to be delivered in connection with the foregoing documents; (v) a cross-default specified in Section 8.1(e) of the Purchase Agreement; (vi) any specified insolvency proceeding or other appointment, institution of proceedings, consent or other action resulting from the institution of such proceedings, as specified in Section 8.1(f) of the Purchase Agreement; (vii) default in the repayment of certain debts as due or the incurrence of a writ or warrant of attachment or other levy against all or any material part of the property of the debtor for a period of at least 30 days; (viii) incurrence of final judgments or orders in excess of the limit provided in Section 8.1(h) of the Purchase Agreement; (ix) an ERISA Event; or (x) the invalidity of any provision of the Purchase Agreement, the Notes, the Warrant or the Guaranties, or any other document entered into in connection with the foregoing documents for any reason other than as expressly permitted therein. If an Event of Default occurs and is continuing, the Holder may pursue any available remedy to collect the payment of the principal of, interest on, or other premium on, if any, this Note or to enforce the performance of any provision of this Note, which remedies shall include the right to declare the Note to be due and payable immediately upon demand by the Holder. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any Guarantor of the Company, this Note shall become due and payable immediately without further action or notice. A delay or omission by the Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law

(8) AHYDO Payment. On each Interest Payment Date occurring after the fifth anniversary of the “date of issue” (as defined for purposes of Section 163(i) of the Code) of the Note, excluding the Interest Payment Date that falls on the Maturity Date, the Company shall pay on such Interest Payment Date, without premium or penalty, the Note’s outstanding AHYDO Amount. The Holder and the Company intend that the mandatory cash payments referred to in this Section 8 be sufficient to result in the Note being treated as not having “significant original issue discount” within the meaning of Section 163(i)(2) of the Code, and this Section 8 shall be interpreted in a manner consistent with such intent. The outstanding principal amount of this Note shall automatically be reduced by 100% of any amount so paid pursuant to this Section 8.

(8) Successors and Assigns. This Note applies to, inures to the benefit of and binds the successors and assigns of the parties hereto. Notwithstanding the forgoing, any transfer of this Note may be effected only in accordance with the Purchase Agreement. This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new Note for the same principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note. The Holder and any subsequent holder of this Note receives this Note subject to the foregoing terms and conditions, as well as all other terms and conditions contained in this Note and in the Purchase Agreement, and agrees to comply with all such terms and conditions for the benefit of the Company and any other holder.

(9) Modifications and Waiver. This Note and any provision hereof may be waived, modified or amended only by an instrument in writing signed by the Company and the Holder.

(10) Notices, Etc. Any notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, if telefaxed when verbal or email confirmation from the recipient is received, or three (3) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid. All communications shall be sent to the Company at 600 Montgomery Street, 13th Floor, San Francisco, California 94111, Facsimile (209) 933-6861, Attention: Chief Financial Officer and General Counsel, and to the Holder at the address then on record at the Company. The Company and the Holder may change the address to which notices and communications to it are to be address by notification as provided herein.

(11) Acceptance. Receipt of this Note by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained in this Note and the Purchase Agreement.

(12) Indemnification. The Company shall indemnify, save and hold harmless the Holder from and against any and all liability, loss, cost, damage, reasonable attorneys’ and accountants’ fees and expenses, court costs and all other out of-pocket expenses incurred in connection with or arising from any default hereunder by the Company. This indemnification provision shall be in addition to the rights of any Holder (i) to bring an action against the Company for breach of contract based on such default hereunder and (ii) contained in Section 11.13 of the Purchase Agreement.

(13) Severability. If any part or provision of this Note is held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Note shall remain binding upon the parties hereto.

(14) Entire Agreement. This Note, the other Transaction Agreements and the Nondisclosure Agreement dated March 20, 2012, constitute the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations, and statements with respect to the subject matter hereof, whether written or oral.

(15) Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York. The Company and each Holder hereby irrevocably and unconditionally:

a. submits for itself and its property in any legal action or proceeding relating solely to this Note or the transactions contemplated hereby, to the exclusive jurisdiction of the courts of the state of New York and the Federal courts of the United States of America located within the city of New York in the State of New York, and appellate courts thereof;

b. consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same to the extent permitted by applicable law;

c. agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the party, as the case may be, at its address set forth in Section 10.3 of the Purchase Agreement or at such other address of which the other party shall have been notified pursuant thereto;

d. agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction for recognition and enforcement of any judgment or if jurisdiction in the courts referenced in the foregoing clause (i) are not available despite the intentions of the parties hereto;

e. agrees that final judgment in any such suit, action or proceeding brought in such a court may be enforced in the courts of any jurisdiction to which such party is subject by a suit upon such judgment, provided that service of process is effected upon such party in the manner specified herein or as otherwise permitted by law;

f. agrees that to the extent that such party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations under this Note, to the extent permitted by law; and

g. irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Note.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be executed by its duly authorized officer as of the date first written above.

DIAMOND FOODS, INC.

By:	/s/ Brian J. Driscoll
Name:	Brian J. Driscoll
Title:	President and Chief Executive Officer

[Signature Page to Senior Note]

SCHEDULE OF INCREASES AND DECREASES IN THE PRINCIPAL AMOUNT OF THIS NOTE

The following increases and decreases in the principal amount of this Note have been made:

Date	Amount of Increase in Principal Amount of this Note	Amount of Decrease in Principal Amount of this Note	Principal Amount of this Note following such increase (or decrease)	Signature of Holder of this Note